Exhibit 4.6

AMENDED AND RESTATED

COGNOVIT PROMISSORY NOTE

$1,012,500	October ___, 2015

THIS AMENDED AND RESTATED PROMISSORY NOTE (this “Note”) is executed by Intellinetics, Inc., an Ohio corporation (the “Company”), and delivered to the Director of the Ohio Development Services Agency, formerly known as the Department of Development of the State of Ohio (the “Director”), and amends and restates the Cognovit Promissory Note dated July 17, 2019, delivered by the Company in favor of the Director.

The Director is authorized to modify such schedule from time to time, setting forth the amount of principal, interest and service fee payable under the Note.

NOW THEREFORE, the Company reaffirms its promise to pay to the order of the Director the principal sum of One Million Twelve Thousand Five Hundred Dollars ($1,012,500), or such amount thereof as shall be disbursed to the Company, with interest on the amount of principal from time to time outstanding from the first Escrow Funding Date as specified under and defined in the Loan Agreement between the Director and the Company dated as of July 17, 2009 (the “Loan Agreement”), at the rate of six percent (6%) per annum until paid, subject to adjustment as set forth in the Loan Agreement or herein. The principal of and interest on this Note shall be paid in monthly installments in accordance with the amortization schedule attached as Exhibit A and made a part hereto; provided, however, that the balance of the principal sum outstanding, together with interest accrued thereon, shall be due and payable no later than August 1, 2018. In addition, the Company promises to pay to the order of the Director a monthly service fee equal to one-twelfth (1/12) of one percent (1.0%) of the principal balance outstanding from time to time under this Note (the “Service Fee”), and such Service Fee shall be due and payable on the first day of each calendar month, in accordance with the amortization schedule attached as Exhibit A.

In addition to all other payments required under hereunder, upon maturity of the Loan (as defined in the Loan Agreement) whether at scheduled maturity, by acceleration or otherwise, the Company shall pay to the Director a loan participation fee equal to 10% of the dollar amount of the Loan actually funded; provided, however, if the Loan is prepaid in full prior to Last Installment Date, the loan participation fee shall be paid to the Director at the time of such prepayment.

This Note does not of itself constitute a commitment by the Director to make any disbursement of the Loan (as defined in the Loan Agreement) to the Company. The conditions for making such a disbursement are set forth in the Loan Agreement. The disbursements made by the Director to the Company shall not exceed the face amount of this Note and the total amount of such disbursement is limited by and subject to the conditions for making disbursement of the Loan as set forth in the Loan Agreement.

The annual rate of interest stated herein shall apply to a 360-day period, and amounts of interest due hereunder shall be computed upon the basis of 30-day months. Installments of principal. interest and monthly service fee shall be applied first to monthly service fee, then interest as provided herein and the balance to principal due hereunder.

The Company may prepay all or any portion of the principal sum hereof at any time without penalty. All such prepayments shall be applied to the payment of the principal installments due hereon in the inverse order of their maturity, and shall be accompanied by the payment of accrued interest and monthly service fee on the amount of the prepayment to the date thereof.

The payment of this Note and all interest and monthly service fees hereon is secured by a Security Agreement, Intercreditor Agreement, and UCC Financing Statements (collectively, the “Security Documents”). The covenants, conditions and agreements contained in the Security Documents and the Loan Agreement are hereby made a part of this Note.

If default be made in the payment of any installment of principal, interest and/or monthly service fee under this Note when any such payment shall have become due and payable, or if an “Event of Default,” as defined in the Loan Agreement or the Security Documents, shall have occurred and be subsisting, then, at the option of the Director, the entire principal sum payable hereunder and all interest and monthly service fees accrued thereon shall become due and payable at once, without demand or notice.

To the extent permitted by law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, the rate of interest under this Note and on any obligation of the Company under the Loan Documents shall be increased to ten percent (10%) per annum.

THE COMPANY AND THE DIRECTOR, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS NOTE, THE LOAN AGREEMENT, THE SECURITY DOCUMENTS, OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF EITHER OF THEM. THIS WAIVER SHALL NOT IN ANY WAY AFFECT THE DIRECTOR’S ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED HEREIN, IN THE LOAN AGREEMENT, THE SECURITY DOCUMENTS OR ANY RELATED INSTRUMENT OR AGREEMENT. NEITHER THE COMPANY NOR THE DIRECTOR SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE COMPANY OR THE DIRECTOR EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY BOTH OF THEM.

The Company hereby irrevocably authorizes any attorney-at-law, including any attorney-at-law employed or retained by the Director, to appear for it in any action on this Note at any time after the same becomes due as herein provided, in any court of record situated in Franklin County, Ohio (which the Company acknowledges to be the place where this Note was signed), or in the county where the Company then resides or can be found, to waive the issuing and service of process, and confess a judgment in favor of the Director or other holder of this Note against the Company for the amount that may then be due, with interest at the rate provided for herein, together with the costs of suit, and to waive and release all errors in said proceedings and the right to appeal from the judgment rendered. The Company consents to the jurisdiction and venue of such court. The Company waives any conflict of interest that any attorney-at-law employed or retained by the Director may have in confessing judgment hereunder and consents to the payment of a legal fee to any attorney-at-law confessing judgment hereunder.

This note was executed in Hilliard, Ohio, and shall be construed in accordance with the laws of Ohio.

WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

INTELLINETICS, INC.,
An Ohio corporation

By:
Name:
Title:

This Note is subject to the terms and conditions of a certain Intercreditor Agreement of even date herewith between the Director and The Delaware County Bank and Trust Company.